EXHIBIT 99.1

Ciprico Reports Third Quarter Results

MINNEAPOLIS, MN – August 1, 2007 - Ciprico Inc. (NASDAQ: CPCI) (the “Company”) today reported revenue for the third fiscal quarter ended June 30, 2007 of $1.6 million, less than either the previous quarter or the prior year third quarter.  As indicated by management in the previous quarter press release, the third quarter revenues were impacted by industry-wide softness in the video storage marketplace and strong competition.  A majority of the revenue continues to be from legacy hardware based appliance sales, particularly the MediaVault™ product line.  As expected, new product revenues, in particular those from RAIDCore™ software license and related RAIDCore™ controller sales, remain in their early design-in stages.  The Company reported a net loss of $2.5 million, or $0.49 per share for the quarter due to significant investments in research and development for new products as well as unabsorbed overhead related to low revenue.

“Our third quarter was very challenging as our legacy products encountered strong competition.  We continued to make investments in our future that drove significant progress toward the products and technology that we believe will return Ciprico to growth and profitability,” said Steve Merrifield, Ciprico President and Chief Executive Officer.  “Based on this progress, we expect the third quarter to be the low water mark for revenues.  We anticipate revenues in the fourth quarter will grow 30% over the third quarter as we begin to bring new products to market.”

Mr. Merrifield added, “New product initiatives yielded a number of important accomplishments in our third quarter, including the first shipments of our RAIDCore RC5000 series in June, the first shipments of the Huawei - 3COM software license products using RAIDCore and participation with Boeing in the Navy’s P-8A program. We also demonstrated a new high performance RAIDCore based MediaVault external PCI Express product.”

Operationally, gross margin for the third quarter was 23%, lower than the previous quarter or prior year third quarter due to unabsorbed overhead and inventory charges for legacy products.  Operating expenses for the quarter were up over the prior quarter and up by $695,000, or 31%, compared to the third quarter of the prior year due to the investment in new management and engineering talent.  In addition, fiscal 2007 is the first year that the Company was required to expense stock options.

Revenue for the nine months ended June 30, 2007 was $6.4 million, a decrease of 30% compared to the prior year period, results that were directly related to the significant decline in the legacy product sales.  Decreased sales volume and some legacy inventory issues affected gross margin.  Operating expenses for the nine-month period ended June 30, 2007 were up $1.2 million or 18%, compared to the comparable prior year period. This relates to the addition of new management and engineering talent and the expensing of stock options.  Lower revenue volumes and additional headcount led to the net loss for the nine-month period ended June 30, 2007 of $5.2 million compared to a loss of $2.7 million in the comparable prior year period.

“Revenues from our legacy products continued to be impacted by low cost competition,” Merrifield said.  “To address this competition we will bring our first MediaVault RAIDCore based products to market this quarter.  This is an example of our continued focus on accelerating the RAIDCore technology to market.”

Mr. Merrifield noted, “The RAIDCore software is proving to be an enterprise class, flexible software platform that is well recognized in the industry and we continue to see strong reception to our new product development initiatives. We will ship a significant number of RAIDCore qualification samples this quarter to customers to allow ‘design in’ efforts to begin.”

Key strategic highlights during the quarter include:

•                  Ciprico added key leadership resources to the sales team:   Mark Egerton – Vice President of RAIDCore Sales; Bjarne Thuesen – Director of International Sales.  Both are proven sales leaders who have experience in the technology, customers and channels where RAIDCore will be targeted.

•                  The RAIDCore 5000 series of SAS/SATA II controllers were announced in June and shipments commenced to early customers.  The 5000 series is an extension of the enterprise class RAIDCore product the Company acquired from Broadcom last year.

•                  The Company announced a multi-year contract to supply a ruggedized Talon® storage solution to Boeing to support the Navy’s P-8A program.  We anticipate working with Boeing to win additional business as they win additional contracts with this platform.  The contract marks Ciprico’s continued focus on the military market.

•                  In June shipments began in China of Huawei - 3COM iSCSI NAS products that include RAIDCore software as a part of the solution.

•                  The Company demonstrated RAIDCore running on Intel chipsets (ICH 7,8,9 & ESB2) and is on track to ship this capability late in the fourth quarter.

“Based on our development efforts, new products and the skills we have added to our team we expect revenues for the fourth quarter to increase 30%.  As we gain momentum in the marketplace our revenues may be erratic in the near term.  Our profitability will continue to be impacted by the investments we are making in order to aggressively bring the next generation RAIDCore technology to market.  As a result of these investments we expect strong growth in 2008 and anticipate our revenues doubling as we realize sales from our new technology and products. This will position Ciprico to return to profitability in fiscal year 2009,” concluded Merrifield.

The Company will host a conference call on August 2, 2007 at 11:00 a.m. Eastern Time and 10:00 a.m. Central Time, to discuss this release.  The conference call will be broadcast live via the Internet at www.ciprico.com.  The conference call will also be available live via telephone at 800-366-8058.  A replay will be available through August 9, 2007 at 800-405-2236, replay code 11094801.

Safe Harbor Statement Under the Securities Reform Act of 1995

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such forward-looking statements, which reflect our current view of expected growth in software licensing and related board revenues, quarterly sales growth, revenue growth in fiscal 2008,  our ability to build sustainable growth and return to profitability in fiscal 2009, product development efforts and impact(including shipment of new products next quarter), continued working relationship with Boeing, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  These risks and uncertainties include but are not limited to: delays in product development; market acceptance of Ciprico’s products and services; technological change in the storage and related industries; competition in the storage software market; the potential failure of Ciprico’s partners to introduce products incorporating Ciprico’s products; intellectual property issues; and other risk factors discussed in Ciprico’s reports on Forms 10-KSB, 10-QSB and other reports filed with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Forward-looking statements speak only as of the date on which they were made, and except as required by law; we assume no obligation to update any forward-looking statements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows.  Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

Steven D. Merrifield	Monte S. Johnson
President & CEO	SVP & CFO
(763) 551-4000	(763) 551-4000

CIPRICO INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Nine Months
	Ended		Ended
	June 30,		June 30,
In thousands, except per share amounts)	2007	2006	2007	2006

NET SALES	$1,640	$2,705	$6,406	$9,128
Cost of sales	1,264	1,654	4,136	5,647

GROSS PROFIT	376	1,051	2,270	3,481

OPERATING EXPENSES:
Research and development	1,294	927	3,229	2,803
Sales and marketing	1,016	773	2,651	2,315
General and administrative	649	564	1,981	1,552
Total operating expenses	2,959	2,264	7,861	6,670

LOSS FROM OPERATIONS	(2,583)	(1,213)	(5,591)	(3,189)

Other income, primarily interest	110	169	392	502

LOSS BEFORE INCOME TAXES	(2,473)	(1,044)	(5,199)	(2,687)

Income taxes	16	—	49	—

NET LOSS	$(2,489)	$(1,044)	$(5,248)	$(2,687)

Shares used to calculate net loss per share:
Basic and diluted	5,099	4,969	5,058	4,885

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.49)	$(0.21)	$(1.04)	$(0.55)